UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2008

_________________

IRWIN FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

INDIANA (State or Other Jurisdiction of Incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1909

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On September 27, 2008, Irwin Financial Corporation's Indiana state-chartered bank subsidiary, Irwin Union Bank and Trust Company (the "Bank"), received notice from Roosevelt Management Company LLC, a Delaware limited liability company ("Roosevelt"), of the rescission of the transactions contemplated by the Asset Purchase Agreement entered into between them dated as of July 18, 2008 (the "Residuals Asset Purchase Agreement"), as amended as of September 16, 2008 (the "Amendment"). The entry into the Residuals Asset Purchase Agreement and the Amendment were previously reported by the Corporation in Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 24, 2008 and September 22, 2008, respectively.

As previously reported, the Residuals Asset Purchase Agreement contemplated the sale by the Bank to Roosevelt of residual interests and related mortgage servicing rights and obligations (the "residual interest transactions") associated with prior home equity securitizations containing $1.0 billion of loans for $250,000, plus the assumption by Roosevelt of certain liabilities in connection with home equity lines of credit included within those securitizations. The initial closing of the residual interest transactions was completed on July 18, 2008 by the transfer of residual trust certificates to Roosevelt. The second closing, which related to the transfer of mortgage servicing rights and obligations, remained subject to the receipt of certain third party consents and approvals.

Under the Amendment, the Bank and Roosevelt agreed to extend the time periods originally contemplated for obtaining certain of the third party consents and approvals, and to provide, as a condition of the residual interest transactions, that the parties execute an agreement for the sale to Roosevelt of portions of the Bank's home equity lending and servicing operations (the "Platform Agreement"). Although the Platform Agreement was not signed by a deadline of September 22, 2008, the parties continued to negotiate with a view toward reaching agreement on its terms and, in doing so, refrained from giving effect to rescission of the residual interest transactions. When certain of the required third party consents were not obtained within the agreed upon timeframe, Roosevelt delivered formal notice of the rescission.

The Residuals Asset Purchase Agreement requires that the residual trust certificates be returned to the Bank and that the residual cash flows and servicing fees that had been held in escrow pending completion of the second closing be released to the Bank. Also required is the return by the Bank of the purchase price to Roosevelt and payment of a breakup fee of $2 million to Roosevelt.

This rescission of the residual interest transactions does not affect the securitization with Roosevelt of approximately $275 million of whole loans during the third quarter.

Item 8.01. Other Events.

On October 1, 2008, Irwin Financial Corporation issued a press release announcing plans to strengthen its capital base.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in this item.

Item 9.01. Financial Statements and Exhibits.

     d.) Exhibits

Exhibit No.	Description
99.1	Press Release of Irwin Financial Corporation dated October 1, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION (Registrant)

Date: October 1, 2008	By: /s/ Gregory F. Ehlinger __________________________________________
GREGORY F. EHLINGER Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Irwin Financial Corporation dated October 1, 2008